SECURITIES  AND  EXCHANGE  COMMISSION
                                WASHINGTON,  DC  20549

                                     FORM  12B-25

                             NOTIFICATION  OF  LATE  FILING

                                              COMMISSION  FILE  NUMBER  0-22711
(CHECK  ONE)

|X|  FORM  10-K  AND  FORM  10-KSB        |  |  FORM  11-K
|  |  FORM  20-F     |  |  FORM  10-Q  AND  FORM  10-QSB      |  |  FORM  N-SAR

     FOR  THE  PERIOD  ENDED  DECEMBER  31,  1999

|  |  TRANSITION  REPORT  ON  FORM  10-K  AND  FORM  10-KSB
|  |  TRANSITION  REPORT  ON  FORM  20-F
|  |  TRANSITION  REPORT  ON  FORM  11-K
|  |  TRANSITION  REPORT  ON  FORM  10-Q  AND  FORM  10-QSB
|  |  TRANSITION  REPORT  ON  FORM  N-SAR

     FOR  THE  TRANSITION  PERIOD  ENDED  ____________

NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.

     IF THE NOTIFICATION RELATED TO A PORTION OF THE FILING CHECKED ABOVE, IDENTIFY THE ITEM(S) TO WHICH NOTIFICATION RELATES:
____________________________________

                                     PART  I
                             REGISTRANT  INFORMATION

FULL  NAME  OF  REGISTRANT:       BERENS  INDUSTRIES,  INC.

FORMER  NAME  IF  APPLICABLE:

ADDRESS  OF  PRINCIPAL
EXECUTIVE  OFFICE:                701  N.  Post  Oak  Road

CITY,  STATE  AND  ZIP  CODE:     Houston,  Texas     77024

                                     PART  II

                             RULE  12B-25(B)  AND  (C)

     IF  THE  SUBJECT  REPORT  COULD NOT BE FILED WITHOUT UNREASONABLE EFFORT OR
EXPENSE  AND  THE  REGISTRANT  SEEKS  RELIEF  PURSUANT  TO  RULE  12B-25(B), THE
FOLLOWING  SHOULD  BE  COMPLETED.  (CHECK  APPROPRIATE  BOX.)


     |X| (A) THE REASONS DESCRIBED IN DETAIL IN PART III OF THIS FORM COULD NOT BE ELIMINATED WITHOUT UNREASONABLE EFFORT OR EXPENSE;


     |X| (B) THE SUBJECT ANNUAL REPORT, SEMI-ANNUAL REPORT, TRANSITION REPORT OF FORMS 10-K, 10-KSB, 20-F, 11-K OR FORM N-SAR, OR PORTION THEREOF WILL BE FILED ON OR BEFORE THE 15TH CALENDAR DAY FOLLOWING THE PRESCRIBED DUE DATE; OR THE SUBJECT QUARTERLY REPORT OR TRANSITION REPORT ON FORM 10-Q, 10-QSB, OR PORTION THEREOF WILL BE FILED ON OR BEFORE THE FIFTH CALENDAR DAY FOLLOWING THE PRESCRIBED DUE DATE; AND


     | | (C) THE ACCOUNTANT'S STATEMENT OR OTHER EXHIBIT REQUIRED BY RULE 12B-25(C) HAS BEEN ATTACHED IF APPLICABLE.


                                    PART  III

                                    NARRATIVE

     STATE BELOW IN REASONABLE DETAIL THE REASONS WHY FORMS 10-K, 10-KSB, 11-K, 20-F, 10-Q, 10-QSB, N-SAR OR THE TRANSITION REPORT PORTION THEREOF COULD NOT BE FILED WITHIN THE PRESCRIBED TIME PERIOD. (ATTACH EXTRA SHEETS IF NEEDED.)


     THE REGISTRANT'S ANNUAL REPORT ON FORM 10-KSB COULD NOT BE FILED WITHIN THE PRESCRIBED TIME PERIOD BECAUSE THE REGISTRANT ENCOUNTERED DELAYS DUE TO THE NEED TO PREPARE
CONFIDENTIAL  TREATMENT  REQUESTS  FOR  CERTAIN  OF  ITS  MATERIAL  CONTRACTS.

                                     PART  IV

                                OTHER  INFORMATION

     (1)  NAME  AND  TELEPHONE  NUMBER  OF  PERSON  TO CONTACT IN REGARD TO THIS
NOTIFICATION:

          MARC  I.  BERENS           (713)              682-7400
          -----------------------------------------------------
          (NAME)             (AREA  CODE)   (TELEPHONE  NUMBER)

     (2) HAVE ALL OTHER PERIODIC REPORTS REQUIRED UNDER SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SECTION 30 OF THE INVESTMENT COMPANY ACT OF 1940 DURING THE PRECEDING 12 MONTHS OR FOR SUCH SHORTER PERIOD THAT THE REGISTRANT WAS REQUIRED TO FILE SUCH REPORT(S) BEEN FILED? IF THE ANSWER IS NO, IDENTIFY REPORT(S).
                                        |X|  YES     |  |  NO

     (3) IS IT ANTICIPATED THAT ANY SIGNIFICANT CHANGE IN RESULTS OF OPERATIONS FROM THE CORRESPONDING PERIOD FOR THE LAST FISCAL YEAR WILL BE REFLECTED BY THE EARNINGS STATEMENTS TO BE INCLUDED IN THE SUBJECT REPORT OR PORTION THEREOF?
                                        |  |  YES     |  X  |  NO

     IF SO, ATTACH AN EXPLANATION OF THE ANTICIPATED CHANGE, BOTH NARRATIVELY AND QUANTITATIVELY, AND, IF APPROPRIATE, STATE THE REASONS WHY A REASONABLE ESTIMATE OF THE RESULTS CANNOT BE MADE.



                            BERENS  INDUSTRIES,  INC.
                            --------------------------------
                  (NAME  OF  REGISTRANT  AS  SPECIFIED  IN  CHARTER)

      HAS CAUSED THIS NOTIFICATION TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED.

     DATE:  MARCH  30,  2000                BY:  /S/  MARC  I.  BERENS
                                              ----------------------
                                                   MARC  I.  BERENS
                                                   PRESIDENT